PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT dated June 10, 1996 (hereinafter referred to as "Agreement") by and between Cox & Perkins Exploration, Inc., a Texas corporation, whose address is 6363 Woodway, Suite 1100, Houston, Texas 77057, ("Seller") and DDD Energy, Inc., a Delaware corporation, whose address is 50 Briarhollow West, 7th Floor, Houston, Texas 77027 ("Purchaser").

                                WITNESSETH THAT:

1.   PURCHASE AND SALE.
     -----------------

     For a total purchase price of Twenty-Six Million, Five Hundred Thousand Dollars ($26,500,000), but subject to the terms, provisions, covenants, and conditions herein contained, Seller hereby sells and agrees to assign and convey and Purchaser hereby purchases and agrees to pay for the properties described hereinafter. The effective date of the sale shall be April 1, 1996, at 7:00 A.M. Houston, Texas time (sometimes hereinafter referred to as "Effective Date").

2.   DESCRIPTION OF PROPERTIES.
     -------------------------

     A. Attached hereto as Exhibit "A" is the description of the leases in which the undivided leasehold interests as listed in Exhibit "B" hereto and related rights will be assigned by Seller to Purchaser by valid assignment. The interests to be assigned are intended to cover the working interests (collectively, the "Interests") as listed in Exhibit "B" hereto, but with only such warranties as are hereinafter stated. The same undivided ownership out of the interest of Seller in all improvements, wells, buildings, fixtures, facilities, equipment and personal property located thereon or thereunder and used or held for use thereon or thereunder will also be included in the transfer.

     B. The sale will also cover Seller's right, title and interest attributable to the interest herein conveyed in any and all contracts (including but not limited to operating agreements, unit agreements, production sale agreements, enhanced recovery agreements, disposal agreements, farm-out and farm-in agreements), easements, rights-of-way and other rights, interests and appurtenances, which are necessary for the ownership and operation of the properties and/or the sale of production from the properties and the properties conveyed hereby shall be subject to all of these prior contracts and agreements.

     C. All items to be transferred hereunder as mentioned in Subsections "A" and "B" above of this Section 2 are sometimes hereinafter collectively called the "Property".

     D. Notwithstanding anything herein to the contrary, the Property shall not include (i) the remaining undivided interest held by Seller in the leases and all other assets described in Sections 2(A) and (B) above;
          (ii) Seller's right to act as the operator pursuant to the terms of the Operating Agreement currently in effect with respect to the Property; (iii) all claims of Seller arising or occurring prior to the Effective Date; (iv) all proceeds, income or revenues attributable to the Property for any period prior to the Effective Date.

3.   CLOSING.
     -------

     A. The closing ("Closing") of this Agreement shall be held on or before June 24, 1996.

     B. At the Closing, Seller shall deliver to Purchaser a valid Assignment and Bill of Sale in the form of Exhibit "C" hereto, and possession of the oil and gas properties conveyed hereunder shall pass to Purchaser.

     C. At the Closing, Purchaser shall deliver to Seller the Purchase Price (payable by wire transfer), reduced by the proceeds paid, if any, for production from, or attributable to, the Property occurring after the Effective Date but before Closing (except for sales already made for which the revenue has not been received by Seller but will be redirected by Seller to Purchaser when received); and increased by the amount of operating costs incurred by Seller for the operation of the Property between Effective Date and Closing (except for such costs, if any, as are the obligation of Seller pursuant to other provisions of this Agreement). The Purchase Price is to be paid at Closing by wire transfer in the amount of $26,500,000 (subject to adjustments as provided in this agreement) into a Cox Perkins Exploration, Inc. bank account to be designated by Cox & Perkins Exploration, Inc. Seller agrees and authorizes Purchaser to make the payment in said manner.

     D. Oil in tanks, attributable to Seller's interest herein conveyed, at or above pipeline connection (other than such oil, if any, as is determined by the oil buyer not to be merchantable) at Effective Date shall be credited to Seller at the oil buyer's price in effect at Effective Date, and the appropriate sum will be credited so as to be paid to Seller at Closing, in addition to the purchase price. All oil in tanks at Closing attributable to the interest herein conveyed shall be the property of Purchaser. The parties shall arrange for appropriate readings close in time to the Effective Date. Each party will promptly forward to the other any revenue received by it for production belonging to the other party for which proper adjustment is not made at Closing.

     E. Seller has heretofore provided Purchaser with the opportunity to review Seller's data and records concerning the Property. These files, data and records include, but are not limited to, pertinent lease files, abstracts of title, title opinions, title curative documents, division of interest files, contract files, logs, samples, drilling, completion and rework records and reports, production and reservoir information, and records and files pertaining to compliance with applicable laws, rules and regulations.
                                                                    Page 5 of 12

4.   OBSERVATION AND INSPECTION BY PURCHASER;  SURVEY,  TITLE OPINIONS AND OTHER
     ---------------------------------------------------------------------------
     MATERIALS TO BE FURNISHED TO PURCHASER.
     --------------------------------------

     Prior to Closing, Seller will promptly, from time to time at Purchaser's request, permit or arrange for Purchaser or its representatives to inspect any and all equipment, facilities, fixtures and improvements included in or related to the Property, and to observe the operation of the Property (including but not limited to testing of all wells, equipment and soil).

     Purchaser shall have the right and access at its sole cost and expense to have a licensed surveyor enter on the Property and survey the location of any existing wells, and to survey the location of any proposed wells, and/or potential new wells. Such operations by Purchaser or its representatives shall be conducted with reasonable care to avoid material interference or damage to the surface or surface operations. Also, Seller will promptly make available to Purchaser at Seller's offices or at other reasonable location designated by Seller, during normal business hours, for Purchaser's review (and permit Purchaser to copy at Purchaser's expense and retain for study those items which Purchaser wishes to copy), all of the original files, data and records covered under Section 3.E. above.

5.   CERTAIN CONDITIONS UNDER WHICH PRUCHASER MAY ELECT NOT TO CLOSE.
     ---------------------------------------------------------------

     Purchaser may elect not to close this transaction and in such event this Agreement shall terminate, for any of the following reasons occurring prior to Closing:

     A. Purchaser, in its sole good faith judgment, determines that there are any lien(s) or other encumbrance(s) affecting the Property, actual or potential claims involving the Property, conflict of any of the Property or its operations or condition with governmental or lease requirements, or that title to any of the Property fails or is defective which circumstance(s), in Purchaser's good faith judgment, materially and adversely affect the value of the Property or materially increase the risk of owning or operating the Property.

     B. The Property, in whole or in part, is materially damaged or destroyed. If Purchaser decides to close notwithstanding such loss, Seller will assign to Purchaser (as Purchaser's sole remedy as a result of such casualty) all rights of Seller to any insurance proceeds due Seller for such damage or destruction.

     C.   Seller,  without authority under this Agreement,  refuses to close, or
          there   is  a   failure   of,   any   material   covenant,   warranty,
          representation, or other obligation of Seller under this Agreement.

     D. Seller has not demonstrated to Purchaser's reasonable satisfaction that Seller is in good standing and is fully authorized to consummate this transaction in accordance with the provisions of this Agreement.

     E. Purchaser has not obtained financing satisfactory to it for the consummation of the transactions contemplated by this Agreement.

     Prior to any election to terminate this Agreement pursuant to the terms of this Section 5, Purchaser shall provide written notice to Seller of the facts that lead Purchaser to believe that it has the right to terminate this Agreement. Thereafter, Purchaser will, at Seller's request, allow extension of the date for Closing for as much as fifteen (15) days to provide Seller the opportunity, at Seller's expense, to cure the problems which are causing Purchaser not to close, to Purchaser's satisfaction. The sufficiency of such cure will be determined solely by Purchaser but in good faith.

6.   MISCELLANEOUS UNDERTAKINGS BY SELLER.
     ------------------------------------

     Seller warrants and represents that:

     A. If Seller accepts this Agreement, Seller will not make any voluntary commitments for, or voluntarily approve or incur, any unusual or major costs for the Property which might wholly or partially be borne by Purchaser under the provisions of this Agreement, without Purchaser's prior written consent, which consent will not be unreasonably withheld.

     B. After the closing Seller will forward to Purchaser, with all necessary endorsements and within ten (10) business days after receipt, all proceeds and other payments received by such Seller which are attributable to the Property or to production from the Property from or after the Effective Date, or which are otherwise allocated to Purchaser under this Agreement.

     C. As of the time of Closing Seller has full right, power and authority to contract for the sale of the Property and to convey the Property to Purchaser, upon the terms and conditions of this Agreement, and will furnish Purchaser written evidence thereof if and when requested by Purchaser.

     D. As of the time of Closing except as has been expressly disclosed to Purchaser by Seller in writing all real estate, personal property, severance, ad valorum, income and other taxes due and relating to the Property have been timely paid or are being contested promptly and in good faith. This warranty and representation is limited to the best of the knowledge and belief of Seller except for such taxes normally paid by, through or under such Seller or normally paid by the Operator.

     E. As of the time of Closing all contracts and contract rights included in or related to the Property are, to the best of Seller's knowledge and belief, in full force and effect and do not contain any commitment, obligation or burden which would be considered unusually burdensome or restrictive under currently accepted oil and gas industry standards. Seller is not in default under any such contract, nor is Seller aware of any existing default by any other party thereto. To the best of Seller's knowledge and belief, all parties to any operating agreement or other agreement included in or affecting the Property are current in meeting their payment and other obligations under all such agreements.

     F. Seller is currently receiving its share of all production or proceeds of production attributable or allocable to the Property without any withholding (except any proper, normal tax withholding by a buyer of oil or gas or other revenue disburser) or suspension, and without any indemnification other than customary division orders; and such Seller is not obligated to pay or refund moneys or to deliver production from or attributable to the Property for less than current market value because of any take or pay agreement or any advance payment agreement or similar arrangement.

     G. As of the time of Closing to the best of Seller's knowledge and belief, there are no ongoing and material pending claims, demands, penalties, proceedings or actions involving noncompliance with or violation of, or alleged noncompliance with or alleged violation of, any lease, easement, other property right or interest, permit, contract, governmental law, rule, regulation or order, or involving any actual or alleged unpaid indebtedness, property damage or personal injury, in connection with the ownership, operation or condition of any of the Property.

     H. Seller will execute and deliver reasonable documents (including for example, but not limited to, corrective or supplementing instruments and transfer orders), and take other reasonable actions, requested by Purchaser to help effectuate the purposes of this Agreement.

     I. Seller has paid, or will pay in due course after receipt of invoices, all sums due from Seller with respect to vendors, workmen, materialmen, contractors and other suppliers of goods, materials, equipment, work or services on or in connection with the Property provided prior to the Effective Date.

     J. Seller will at any reasonable time within one year after Closing make available for Purchaser's inspection and review at such Seller's office during normal business hours any books and records reasonably relating to the Property, within Seller's possession or control, necessary to verify the allocation of revenues, expenses and other items made at Closing. Also, subject to events over which Seller has no reasonable control such as Act of God or governmental requirement, Seller will retain all such books and records for at least one year after Closing.

     K. To the best of Seller's knowledge and belief, the leases and other property instruments included in the Property are in full force and effect and cover the entire estates or rights they purport to cover. Seller has no knowledge or notice of a default or claimed default under any such lease or instrument.

     L. Seller, for itself and its successors and assigns, hereby warrants and agrees to forever defend unto Purchaser and its successors and assigns title to the Property against claims and demands of all persons whomsoever claim the same or any part thereof by, through or under Seller, but not otherwise. Seller also grants and transfers to Purchaser, to the fullest extent so transferable, the benefit of and the right to enforce the covenants, warranties and other obligations, if any which Seller is entitled to enforce with respect to the Property against Seller's predecessors in title to the Property.

     M. Seller has not pledged or otherwise created or granted any security interest or similar right or interest in or to the Property.

     N. No gas imbalances or other production imbalances existed on the Effective Date regarding production from the Properties.

7.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     -------------------------------------------

     Purchaser represents and warrants that:

     A. As of the closing Purchaser has full right, power and authority to contract for the purchase of the Property and deliver the consideration paid for the Property upon the terms and conditions of this Agreement, and will furnish Seller written evidence thereof if and when requested by Seller.

     B. Purchaser has been provided with all the information required under this Agreement and has had the opportunity to review all aspects of the Property that it deems necessary and relevant and that it has relied solely on the express representations contained in this Agreement and its own investigation of the Property.

8.   RESPONSIBILITY FOR COST AND RISK OF OWNING AND OPERATING THE PROPERTY.
     ---------------------------------------------------------------------

     Purchaser will be responsible for, and thus will indemnify Seller against, all expenses and liabilities incurred, accrued or resulting from owning or operating the Property after the Effective Date, but only to the extent of the Interests (including but not limited to the costs incurred from the drilling and completion of the Swanson-Meek No. 1), and Seller will be responsible for, and thus will indemnify Purchaser against all expenses and liabilities incurred, accrued or resulting from owning or operating the Property occurring prior to the Effective Date, but only to the extent of the Interests. The indemnification provisions provided for in this Agreement shall be applicable whether or not the losses, costs, expenses and damages in question arose solely or in part from the gross, active, passive or concurrent negligence, strict liability or other fault of any indemnified party. Purchaser and seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

9.   NOTICES.
     -------

     Any notice required or permitted herein shall be mailed by Certified Mail to the following:

          Seller:             Cox & Perkins Exploration, Inc.
                              6363 Woodway, Suite 1100
                              Houston, Texas 77057


          Purchaser:          DDD Energy, Inc.
                              50 Briarhollow West, 7th Floor
                              Houston, Texas 77027

10.  WAIVERS.
     -------

     10.1.     Waiver of Representations.

     10.1.1 The express representations of Seller contained in this Agreement are exclusive and are in lieu of, any other representation or warranty with respect to the environmental condition, both surface and subsurface, or other condition of the properties; or the ownership or operation of the properties or any part thereof.

     10.1.2 Seller expressly disclaims and negates, and Purchaser hereby waives, (i) any representation or warranty with respect to the quality, quantity or volume of the reserves, if any, of oil, gas or other hydrocarbons in or under the Properties; (ii) any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of any of the Properties or any part thereto; and (iii) all representations and warranties, express, implied or statutory, other than the express representations contained in this Agreement.

     10.1.3 Except for the express representations contained in this Agreement the items of personal property, equipment, improvements, fixtures and appurtenances conveyed as part of the properties are sold, and Purchaser accepts such items "as is, with all faults".

     10.1.4 There are no warranties that extend beyond the face of this Agreement.

     10.2 Waiver of Consumer Rights. Purchaser hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than
               Section 17.555, which is not waived), of the Texas Business and Commerce Code ("The DTPA"), a law that gives consumers special rights and protections after consultation with an attorney of its own selection, Purchaser voluntarily consents to this Waiver. To evidence its ability to grant such waiver, Purchaser represents to Seller that (i) it is not in a significantly desperate bargaining position; (ii) it is represented by legal counsel in entering into this Agreement; and (iii) such legal counsel was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

11.  MISCELLANEOUS.
     -------------

     A. The covenants, warranties, representations and other obligations under this Agreement will survive the Closing and will not be merged into the Closing, or otherwise merged by virtue of the execution of the Assignment and Bill of Sale, and will be in addition to and not reduce, the warranties and other obligations contained in the Assignment and Bill of Sale.

     B. The provisions contained herein shall extend to, inure to the benefit of, and be obligatory upon the legal representatives, successors and assigns of the respective parties.

     C. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

     D. Although Seller and Purchaser believe that this transaction is exempt from sales tax under the laws of the State of Texas, it is understood and agreed that Purchaser shall bear and be responsible for any such tax, and any and all interest and penalties in connection therewith, severally as regards such Seller's right and interest being transferred under this Agreement, and will reimburse Seller for any of the foregoing which Seller is required to pay.

     E. Purchaser will be responsible for all costs and liabilities for any brokerage, finding or similar services which it has caused or created, regarding the purchase of the Property. Seller will be responsible for all costs and liabilities for any brokerage, finding or similar services which it has caused or created regarding the sale of the Property.

     F. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice-versa, unless the context requires otherwise.

     G. The captions used in connection with the Sections of this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of the Agreement.

     H. The parties will each reasonably cooperate after Closing to effect the intended allocation and proration of costs and revenues, and to such end will make such payments between the parties as may be appropriate.

     I. This writing embodies the entire agreement of the parties concerning its subject matter.

     J. All real estate, personal property, severance, ad valorum and similar taxes for the tax year 1996 shall be pro rated between Seller and Purchaser as of the Effective Date.

In witness whereof, the parties have signed below, this Agreement being dated as first above written but with Effective Date as hereinabove set out.

                                                 PURCHASER

ATTEST:                                          DDD ENERGY, INC.


/s/ Ami Havins                                   By: /s/ Horace A. Calvert
- ---------------------------                         ----------------------------
                                                         Horace A. Calvert
                                                         President


                                                 SELLER

ATTEST:                                          COX & PERKINS EXPLORATION, INC.


/s/ Richard D. Perkins                           By: /s/ Jerry S. Cox
- ---------------------------                         ----------------------------
                                                         Jerry S. Cox
                                                         President

                                 ACKNOWLEDGMENTS

STATE OF TEXAS

COUNTY OF HARRIS

     This instrument was acknowledged before me on this 21st day of June, 1996 by Jerry S. Cox, President of COX & PERKINS EXPLORATION, INC., a Texas corporation, on behalf of said corporation.


                                                 /s/Pamela B. Blythe
                                                 -------------------------------
                                                    Notary Public, in and for
                                                    Harris County, Texas

                                                 Pamela B. Blythe
                                                 -------------------------------
                                                 Printed Name of Notary

                         My Commission Expires:  10/30/99
                                                 -------------------------------

STATE OF TEXAS

COUNTY OF HARRIS

     This instrument was acknowledged before me on this 24th day of June, 1996 by Horace A. Calvert, President of DDD ENERGY, INC., a Delaware corporation, on behalf of said corporation.


                                                 /s/Kenny N. Koury
                                                 -------------------------------
                                                    Notary Public, in and for
                                                    Harris County, Texas

                                                 Kenny N. Koury
                                                 -------------------------------
                                                 Printed Name of Notary

                         My Commission Expires:  10/3/98
                                                 -------------------------------